EXHIBIT 99.1

NGP Capital Resources Company Announces Plan to Retain Oak Hill Advisors, L.P. as its New Investment Advisor

Houston, July 21, 2014 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that it has entered into an agreement with Oak Hill Advisors, L.P. ("OHA") pursuant to which OHA will become the Company's new investment advisor, subject to approval by the Company's stockholders and other conditions.  OHA is a leading independent investment firm specializing in a broad range of fixed income investments across a wide spectrum of industries throughout the U.S. and Europe.  At the closing of the transactions contemplated by the agreement (the "Closing"), OHA will replace NGP Investment Advisor, LP, which has served as the Company's investment advisor since the Company's initial public offering in November 2004.

Ken Hersh, Chairman of the Company's Board of Directors, commented, "This decision is the culmination of a lengthy process to evaluate strategic alternatives, which began in September of last year.  After considering a wide range of alternatives and proposals and a variety of different structures, the Board concluded that the best course of action for the Company is to revise its current investment strategy to phase out its primary reliance on smaller upstream energy companies and focus on the broader middle market debt origination and loan syndication market. We believe that OHA is an excellent choice as the Company's investment advisor to pursue this new strategy."

OHA has been investing in the credit markets for more than 20 years. The firm currently manages in excess of $23 billion of capital across a broad range of fixed income investments, including high yield bonds, leveraged loans, direct lending, distressed investments, mortgage strategies and corporate structured products.  The firm has approximately 180 employees and is headquartered in New York.

Pursuant to the agreement and subject to the terms and conditions set forth therein, including the approval of the Company's stockholders:

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OHA will become the investment advisor and administrator for the Company under a new Investment Advisory Agreement and a new Administration Agreement, the terms of which are designed, in part, to decrease management fees and reduce expenses in comparison with the Company's historical levels;

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The Company's current Board of Directors will be replaced by a new slate of five directors appointed by OHA, including three independent directors plus Glenn R. August, Founder and Chief Executive Officer of OHA, who will become the Company's Chairman, and Robert B. Okun, Chief Investment Officer of U.S. Credit and a Senior Partner of OHA;

•	The Company will change its name to "OHA Investment Corporation;" and

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An affiliate of OHA will purchase $5 million of the Company's common stock, of which $1 million will be purchased from the Company at Closing, in newly issued shares at a price equal to the Company's net asset value per share. The remaining $4 million will be purchased in open market transactions within one year after Closing, or in newly issued shares at the Company's net asset value per share if not purchased within such one-year period.

"We are very excited about this opportunity to become the Company's investment advisor and to take this important step in expanding our middle market investing business," stated Mr. August. "Our long history and proven strategy of investing in below investment grade credit should provide significant opportunities to expand the size of the Company's portfolio and attract additional capital for future growth."

Mr. Okun added, "Since 2002, OHA has invested $3 billion in approximately 100 middle market private capital transactions. Many of these opportunities would have been highly attractive investments for the Company's portfolio, as we focus our direct lending efforts on consistent, attractive risk-adjusted returns."

Steve Gardner, the Company's President and Chief Executive Officer, said, "OHA is a well-established, highly respected name in the investment community.  Their proven credit investment strategy, and the size and experience of their investment team across a broad geographic and industry footprint will provide opportunities for increased middle market deal flow and efficient growth for the Company. We believe the proposed transactions with OHA will provide excellent opportunities for our stockholders going forward."

The appointment of OHA as the Company's new investment advisor is subject to the approval of the Company's stockholders, and the Closing is subject to customary lender and regulatory approvals and the satisfaction of certain customary closing conditions.  The Company intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") within the next few days in connection with the stockholder approval process and the Company's annual meeting. Subject to such approvals, the Company and OHA expect that the transactions contemplated by the agreement will close in September 2014.

Keefe, Bruyette & Woods, a Stifel company, served as financial advisor to the Company in connection with the agreement.

Conference Call at 11:00 a.m. Eastern Time on July 22, 2014

We invite all interested persons to participate in our conference call tomorrow morning, July 22, 2014 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. The call will also be accessible via the internet, on the Company's Investor Relations page at www.ngpcrc.com.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Adaptation Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

About Oak Hill Advisors, L.P.

Oak Hill Advisors, L.P. is a leading independent investment firm specializing in high yield bonds, leveraged loans, direct lending, distressed investments, mortgage strategies and corporate structured products throughout the United States and Europe.  OHA manages credit hedge funds, long-only funds, distressed funds, other specialty credit funds and customized mandates. The firm employs a fundamental value-oriented strategy focused on credit analysis, relative value analysis, risk-adjusted return generation, loss avoidance and active risk management that has been in place for more than two decades.  More information can be found at www.oakhilladvisors.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

NGP CAPITAL RESOURCES COMPANY CONTACTS:

Steve Gardner (sgardner@ngpcrc.com), or

L. Scott Biar (investor_relations@ngpcrc.com), (713) 752-0062

OAK HILL ADVISORS, L.P. CONTACTS:

Jeremy Fielding (Jeremy-Fielding@kekst.com), or

James David, Kekst and Company (James-David@kekst.com), (212) 521-4800